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                                                                    EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CNB Bancshares, Inc.:

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-84955 on Form S-4 of Fifth Third Bancorp of our report dated January 14, 1999, with respect to the consolidated balance sheet of CNB Bancshares, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, incorporated by reference in the Annual Report on Form 10-K, as amended by Form 10-K/A, of CNB Bancshares, Inc. for the year ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the Prospectus.


                                                           /s/ KPMG LLP


St. Louis, Missouri

August 30, 1999